Exhibit 8.2

OUR REF	YOUR REF	DATE
DMB\13968894.4		24 July 2014

Chiquita Brands International, Inc. 550 South Caldwell Street Charlotte, North Carolina 28202 United States

Re: ChiquitaFyffes Limited (to be converted to ChiquitaFyffes plc, the “Company”)

Dear Sirs

This opinion is being delivered to you in connection with the Registration Statement on Form S-4 to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on or around the date hereof under the Securities Act of 1933, of the United States, as amended, (the “Registration Statement”) describing a transaction agreement dated 10 March 2014 between Fyffes plc (“Fyffes”), Chiquita Brands International, Inc. (“Chiquita”), the Company (under its then name of Twombly One Limited), CBII Holding Corporation and Chicago Merger Sub, Inc. dated 10 March 2014 (the “Transaction Agreement”) for the combination of Chiquita with Fyffes through the formation of the Company as a new holding company of Chiquita and Fyffes (the “Transaction”). Unless otherwise defined, capitalised terms used in this opinion shall have the meaning given to them in the Transaction Agreement.

In connection with this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

1.	the Transaction Agreement;

2.	the Registration Statement;

3.	such other instruments and documents relating to the formation, organisation and operation of the Company and to the consummation of the Transaction and the other transactions contemplated by the Transaction Agreement as we have deemed necessary or appropriate for the purposes of this opinion.

Basis of opinion

This opinion speaks as of its date and is being delivered solely in connection with the filing of the Registration Statement.

This opinion is governed by and to be construed in accordance with Irish law. We have made no independent investigation and do not express or imply any opinion as to the laws of any other jurisdiction and we have assumed, without enquiry, that there is nothing in the laws of any such other jurisdiction which would or might affect our opinion as stated herein. This opinion is confined to Irish law as currently applied by the Irish Courts (excluding any foreign law to which reference may be made under the rules of Irish private international law or statute) and is given on the basis of Irish law and our understanding of the practice of the Revenue Commissioners of Ireland at the date hereof and assumes that there will be no material changes to such law or practice between the date of this opinion and completion of the Transaction. In particular, we assume that those confirmations described in the Registration Statement as having been sought from the Irish tax authorities will be obtained. This opinion is not binding on the Revenue Commissioners of Ireland or on any court of law, tribunal, administrative agency or other governmental body. No assurance can be given that future legislative, judicial or administrative changes, or changes in practice or interpretation, would not adversely affect the accuracy of the conclusions stated herein and in the Registration Statement.

We assume no obligation to update this opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practices of the Revenue Commissioners of Ireland which may occur after the date of this opinion.

In rendering this opinion, we have assumed the truth and accuracy of the contents of the documents and certificates of officers of the Company and of public officials as to factual matters reviewed by us but have made no independent investigation regarding such factual matters. In our examination of such documents and certificates, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us by email or pdf, or as certified or photostatic copies, and the authenticity of the originals of such documents. We have assumed that the Transaction will be consummated in accordance with the Transaction Agreement without waiver or breach of any material provision thereof and that all covenants within the Transaction Agreement (including the exhibits thereto) are performed without waiver or breach of any material provision thereof.

Opinion

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and in the section of the Registration Statement titled “Irish Tax Considerations”, the section of the Registration Statement titled “Irish Tax Considerations”, insofar as it relates to matters of law and legal conclusions, in our opinion is correct in all material respects.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein and in the section entitled "Irish Tax Considerations".  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is issued in accordance with the requirements of Item 605(b)(8) of Regulation S-K promulgated under the Securities Act of 1933 of the United States and may not be used, circulated, quoted or relied upon for any other purpose.

Yours faithfully

/s/ McCann FitzGerald

McCann FitzGerald

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